Gross Transaction Value (“GTV”) represents total proceeds from all items sold at the Company’s live on site auctions and online marketplaces. GTV is not a measure of financial performance, liquidity, or revenue, and is not presented in the Company’s consolidated financial statements.

The Company presents both GAAP and non-GAAP measures to provide investors with additional information. Providing these non-GAAP measures along with GAAP measures allows for increased comparability of our ongoing performance from period to period. Non-GAAP financial measures referred to in this news release are labeled as “non-GAAP measure” or designated as such with an asterisk (*). Please see page 9-11 for explanations of why the Company uses these non-GAAP measures and the reconciliation to the most comparable GAAP financial measures.

Exhibit 99.1 – News Release

Ritchie Bros. reports fourth quarter 2021 results

VANCOUVER, February 17, 2022 – Ritchie Bros. Auctioneers Incorporated (NYSE & TSX: RBA, the “Company”, “Ritchie Bros.”, “we”, “us”, or “our”) reported the following results for the three months ended December 31, 2021.

(All figures are presented in U.S. dollars)

“As a result of investments we are making to accelerate growth, our services revenue grew 6% in the quarter, despite a very challenging supply environment. We are seeing an acceleration in non-GTV related services outpacing that rate, with Ritchie Bros. Financial Services growing 61%,” said Ann Fandozzi, CEO of Ritchie Bros.

Fandozzi concluded “We are pleased with the momentum in our transformation to a trusted global marketplace. Total Inventory Management System (IMS) activations, the gateway into the Ritchie Bros ecosystem, increased a robust 89% compared to last quarter.”

Fourth quarter highlights

Net income attributable to stockholders decreased 37% to $30.6 million, compared to $48.9 million in Q4 2020. Diluted earnings per share (“EPS”) attributable to stockholders decreased 39% to $0.27 per share in Q4 2021 compared to $0.44 per share in Q4 2020. Non-GAAP diluted adjusted EPS attributable to stockholders* decreased 7% to $0.50 per share in Q4 2021 compared to $0.54 per share in Q4 2020.

In 2021, we updated the calculation of our non-GAAP diluted adjusted EPS attributable to stockholders* to add-back share-based payments expense, all acquisition-related costs (including any share-based continuing employment costs recognized in acquisition-related costs), amortization of acquired intangible assets, and gain or loss on disposition of property, plant and equipment. We have also adjusted for certain non-recurring advisory, legal and restructuring costs and the change in fair value of derivatives. These adjustments in 2021 have been applied retrospectively to all periods presented, as applicable.

For the fourth quarter of 2021 as compared to the fourth quarter of 2020:

Consolidated results:

●	Total revenue in Q4 2021 decreased 6% to $359.4 million
o	Service revenue in Q4 2021 increased 6% to $244.8 million
o	Inventory sales revenue in Q4 2021 decreased 24% to $114.6 million
●	Operating income in Q4 2021 decreased 28% to $52.5 million
●	Non-GAAP adjusted operating income* decreased 7% in Q4 2021 to $83.0 million
●	Net income in Q4 2021 decreased 37% to $30.6 million
●	Non-GAAP adjusted Earnings Before Interest, Taxes, Depreciation and Amortization* (“EBITDA) in Q4 2021 decreased 5% to $98.2 million
●	Cash provided by operating activities was $317.6 million for 2021
●	Cash on hand at the end of Q4 2021 was $1.4 billion, of which $326.1 million was unrestricted and $933.5 million was restricted relating to our two senior notes entered into in December 2021 to finance the proposed Euro Auctions Acquisition, and the remainder is restricted for use

Auctions & Marketplaces segment results:

●	GTV[1] in Q4 2021 increased 1% to $1.5 billion and increased 0.5% when excluding the impact of foreign exchange
●	A&M total revenue in Q4 2021 decreased 10% to $313.4 million
o	Service revenue in Q4 2021 increased 1% to $198.8 million
o	Inventory sales revenue in Q4 2021 decreased 24% to $114.6 million

1 Gross Transaction Value (“GTV”) represents total proceeds from all items sold at the Company’s auctions and online marketplaces. GTV is not a measure of financial performance, liquidity, or revenue, and is not presented in the Company’s consolidated financial statements.

The Company presents both generally accepted accounting principles (“GAAP”) and non-GAAP measures to provide investors with additional information. Providing these non-GAAP measures along with GAAP measures allows for increased comparability of our ongoing performance from period to period. Non-GAAP financial measures referred to in this news release are labeled as “non-GAAP measure” or designated as such with an asterisk (*). Please see pages 13-14 for explanations of why the Company uses these non-GAAP measures and the reconciliation to the most comparable GAAP financial measures.

Ritchie Bros.	1

Other Services segment results:

●	Other Services total revenue in Q4 2021 increased 32% to $46.0 million
o	RBFS revenue in Q4 2021 increased 61% to $14.7 million
o	Rouse revenue of $8.0 million was recognized in Q4 2021, which was its fourth full quarter since its acquisition on December 8, 2020
o	SmartEquip revenue of $2.9 million was recognized in Q4 2021, which was its first two months since its acquisition on November 2, 2021

In addition, total number of organizations activated on our Business Inventory Management System (“IMS”), a gateway into our marketplace, increased by 89% as compared to Q3 2021.

Full year highlights

Net income attributable to stockholders for 2021 decreased 11% to $151.9 million compared to $170.1 million in 2020. Diluted earnings per share (“EPS”) attributable to stockholders decreased 12% to $1.36 from $1.54 per share. Non-GAAP diluted adjusted EPS attributable to stockholders* increased 3% to $1.94 per share in 2021 as compared to $1.89 per share in 2020.

For the full year of 2021 as compared to the full year of 2020:

Consolidated results:

●	Total revenue increased 3% to $1.4 billion
o	Service revenue increased 5% to $917.8 million
o	Inventory sales revenue decreased 1% to $499.2 million
●	Operating income decreased 9% to $240.1 million
●	Non-GAAP adjusted operating income* increased 3% to $323.5 million
●	Net income decreased 11% to $151.9 million
●	Non-GAAP adjusted Earnings Before Interest, Taxes, Depreciation and Amortization* (“EBITDA”) increased 3% to $385.4 million
●	Cash provided by operating activities was $317.6 million for the year ended December 31, 2021
●	Cash on hand was $1.4 billion, of which $326.1 million was unrestricted and $933.5 million was restricted relating to our two senior notes entered into in December 2021 to finance the proposed Euro Auctions Acquisition, and the remainder is restricted for use

Auctions & Marketplaces segment results:

●	GTV increased 2% to $5.5 billion and decreased 0.4% when excluding the impact of foreign exchange
●	A&M total revenue increased 1% to $1.3 billion
o	Service revenue increased 3% to $759.4 million
o	Inventory sales revenue decreased 1% to $499.2 million

Other Services segment results:

●	Other Services total revenue increased 20% to $158.4 million
●	RBFS revenue increased 46% to $47.0 million
●	Rouse revenue of $26.4 million was recognized in 2021, which was its first full year since its acquisition on December 8, 2020
●	SmartEquip revenue of $2.9 million was recognized in Q4 2021, which was its first two months since its acquisition on November 2, 2021

Ritchie Bros.	2

Financial Overview

(Unaudited)

(in U.S. $000's, except EPS and percentages)	Three months ended December 31,				Year ended December 31,
			% Change				% Change
	2021	2020	2021 over 2020		2021	2020	2021 over 2020
Service revenue:
Commissions	$126,135	$121,170	4%		$469,718	$452,882	4%
Fees	118,653	110,485	7%		448,041	418,714	7%
Total service revenue	244,788	231,655	6%		917,759	871,596	5%
Inventory sales revenue	114,585	151,758	(24)%		499,212	505,664	(1)%
Total revenue	359,373	383,413	(6)%		1,416,971	1,377,260	3%
Costs of services	38,756	39,270	(1)%		146,862	157,296	(7)%
Cost of inventory sold	103,159	137,322	(25)%		447,921	458,293	(2)%
Selling, general and administrative expenses	128,124	108,318	18%		464,599	417,523	11%
Total operating expenses	306,866	310,521	(1)%		1,176,824	1,114,100	6%
Operating income	52,507	72,892	(28)%		240,147	263,160	(9)%
Operating income as a % of total revenue	14.6%	19.0%	(440)	bps	16.9%	19.1%	(220)	bps
Non-GAAP adjusted operating income*	82,985	89,060	(7)%		323,472	314,514	3%
Non-GAAP adjusted operating income* as a % of total revenue	23.1%	23.2%	(10)	bps	22.8%	22.8%	—	bps
Net income attributable to stockholders	30,595	48,856	(37)%		151,868	170,095	(11)%
Non-GAAP adjusted net income attributable to stockholders*	55,785	60,395	(8)%		216,107	208,660	4%
Diluted EPS attributable to stockholders	$0.27	$0.44	(39)%		$1.36	$1.54	(12)%
Non-GAAP diluted adjusted EPS attributable to stockholders*	$0.50	$0.54	(7)%		$1.94	$1.89	3%
Effective tax rate	26.2%	25.6%	60	bps	26.0%	27.8%	(180)	bps
Total GTV	1,461,492	1,448,832	1%		5,533,931	5,411,218	2%
Service GTV	1,346,907	1,297,074	4%		5,034,719	4,905,554	3%
Service revenue as a % of total GTV - Rate	16.7%	16.0%	70	bps	16.6%	16.1%	50	bps
Inventory GTV	114,585	151,758	(24)%		499,212	505,664	(1)%
Service revenue as a % of total revenue	68.1%	60.4%	770	bps	64.8%	63.3%	150	bps
Inventory sales revenue as a % of total revenue	31.9%	39.6%	(770)	bps	35.2%	36.7%	(150)	bps
Cost of inventory sold as a % of operating expenses	33.6%	44.2%	(1,060)	bps	38.1%	41.1%	(300)	bps
Service GTV as a % of total GTV - Mix	92.2%	89.5%	270	bps	91.0%	90.7%	30	bps
Inventory sales revenue as a % of total GTV - Mix	7.8%	10.5%	(270)	bps	9.0%	9.3%	(30)	bps

Ritchie Bros.	3

Segment Overview

(in U.S $000's)	Three months ended December 31, 2021			Year ended December 31, 2021
	A&M	Other	Consolidated	A&M	Other	Consolidated
Service revenue	$198,729	46,059	$244,788	$759,303	158,456	$917,759
Inventory sales revenue	114,585	—	114,585	499,212	—	499,212
Total revenue	313,314	46,059	359,373	1,258,515	158,456	1,416,971
Ancillary and logistical service expenses	—	13,780	13,780	—	52,301	52,301
Other costs of services	22,089	2,887	24,976	85,415	9,146	94,561
Cost of inventory sold	103,159	—	103,159	447,921	—	447,921
SG&A expenses	112,331	15,793	128,124	414,287	50,312	464,599
Segment profit	$75,735	13,599	$89,334	$310,892	46,697	$357,589
Total GTV	1,461,492	N/A	N/A	5,533,931	N/A	N/A
A&M service revenue as a % of total GTV- Rate	13.6%	N/A	N/A	13.7%	N/A	N/A

(in U.S $000's)	Three months ended December 31, 2020			Year ended December 31, 2020
	A&M	Other	Consolidated	A&M	Other	Consolidated
Service revenue	$196,703	$34,952	$231,655	$740,043	$131,553	$871,596
Inventory sales revenue	151,758	—	151,758	505,664	—	505,664
Total revenue	348,461	34,952	383,413	1,245,707	131,553	1,377,260
Ancillary and logistical service expenses	—	14,614	14,614	—	59,982	59,982
Other costs of services	23,177	1,479	24,656	92,195	5,119	97,314
Cost of inventory sold	137,322	—	137,322	458,293	—	458,293
SG&A expenses	98,365	9,954	108,319	388,442	29,081	417,523
Segment profit	$89,597	$8,905	$98,502	306,777	37,371	344,148
Total GTV	1,448,832	N/A	N/A	5,411,218	N/A	N/A
A&M service revenue as a % of total GTV- Rate	13.6%	N/A	N/A	13.7%	N/A	N/A

Q4 2021 Consolidated Performance Overview

Total GTV increased 1% to $1.5 billion and increased 0.5% when excluding the impact of foreign exchange in Q4 2021. GTV increased in the US and International, offset by a lower performance in Canada. We continued to see strong mix adjusted price performances across all regions as a result of a high demand for used equipment and lower lot volumes from a tight supply environment. In the US, GTV increased mainly due to a large single-owner construction event in Alabama which resulted in a dispersal of $35.0 million of equipment. We also saw strong year-over year performances at our Orlando and Chehalis auctions. These increases were partially offset by lower volumes sourced from our US strategic accounts in the rental and original equipment manufacturer sectors as high asset utilization, supply chain challenges and new inventory availability continued to impact disposition volumes. In International, we saw positive year-over year performances in Australia and France which benefited from the use of our new local satellite yards, offset by softer year-over-year performances in Europe. In Canada, GTV decreased as a result of the non-repeat of a large inventory package dispersal of pipeline equipment in Grand Prairie and lower volumes in our Western region. These decreases were offset by strong results in the Canadian agricultural market with the shift to online driving a higher number of events and a larger buyer base and increased volumes in RBFS from providing escrow services for private brokered transactions.

Total revenue decreased 6% to $359.4 million in Q4 2021, with inventory sales revenue decreasing by 24%, partially offset by an increase in total service revenue of 6%.

Inventory sales revenue decreased 24% as a result of a lower mix of inventory contracts, primarily in Canada. We also saw lower inventory contracts in the US offset by higher activity in Australia which contributed to the increase in inventory sales revenue in International. In Canada, the decrease in inventory sales revenue was mainly driven by the non-repeat of a large inventory package dispersal of pipeline equipment in Grand Prairie and lower inventory volumes primarily in our Western region. In the US, we saw lower inventory volumes across several auctions, partially offset by increased volumes sold through our GovPlanet business. In addition, Australia and the Middle East had strong year-over-year performances, offset by lower inventory contracts in Europe due to the tight supply environment.

Service revenue increased 6%, with fees revenue increasing 7% and commissions revenue increasing 4%. Fee revenue increased 7% primarily due to higher fee revenue earned from the continued growth in RBFS and from a full quarter contribution from Rouse, which was acquired in early December 2020. Fee revenue increased in part due to an increase in buyer fees implemented earlier in the year as well as a re-instatement of buyer fees at the on-the-farm auctions in Canada. These increases were partially offset in the US by lower fees on mix of lower proportion of small value lots, lower listing fees from lower online volumes, and lower document fees due to a decline in the total number of titled lots sold in the US. We also saw lower fees from our Ancillary services in the US and International as some sellers have elected to forgo paint or repair services driven by a strong market demand for used equipment.

Ritchie Bros.	4

Commissions revenue increased 4%, in line with the increase in Service GTV of 4%. Commission revenue increased due to strong straight commission rate performances in the US attributable to lower volumes from our US strategic accounts, and a favourable mix of contracts in our GovPlanet business. These increases were offset by softer rates in GTV contributed by RBFS from facilitating financing arrangements.

Costs of services decreased 1% to $38.8 million. This decrease was primarily due to lower inspection costs in the US driven by lower inspection activity, and lower ancillary and logistical service expenses, in line with the decrease in ancillary fees. These decreases were primarily offset by an increase in cost of services as a result of the acquisitions of SmartEquip on November 2, 2021 and Rouse on December 8, 2020.

Cost of inventory decreased 25% to $103.2 million, primarily in line with lower inventory sales revenue.

Selling, general and administrative (“SG&A”) expenses increased 18% to $128.1 million. SG&A includes share-based payments of $6.2 million, non-recurring advisory, legal, and restructuring costs charges of $2.6 million, as well as SG&A from Rouse and SmartEquip of $5.8 million. The increase in SG&A was primarily due to higher wages, salaries and benefit expenses driven by a higher headcount, in part due to acquired companies, to accelerate our growth initiatives and our transformational journey to a trusted global marketplace. We also increased headcount to support enhanced financial controls and compliance. Building, facilities and technology costs increased due to higher licensing and subscription technology expenses as we shift to cloud-based solutions to improve customer experience, higher global travel expenses as COVID-19 restrictions have eased, and higher advertising and promotion costs for new tradeshow events and marketing initiatives to support new product launches.

Net income attributable to stockholders decreased 37% to $30.6 million primarily related to lower operating income. Non-GAAP adjusted net income attributed to stockholders* decreased 8% to $55.8 million in Q4 2021 compared to $60.4 million in Q4 2020.

Primarily for the same reasons noted above, diluted EPS attributable to stockholders decreased 39% to $0.27 per share for Q4 2021 from $0.44 per share in Q4 2020. Non-GAAP diluted adjusted EPS attributable to stockholders* decreased 7% to $0.50 per share in Q4 2021.

Dividend Information

Quarterly dividend

On January 13, 2022, the Company declared a quarterly cash dividend of $0.25 per common share payable on March 4, 2022 to shareholders of record on February 11, 2022.

Q4 2021 Earnings Conference Call

Ritchie Bros. is hosting a conference call to discuss its financial results for the quarter ended December 31, 2021 at 8am Pacific time / 11am Eastern time / 4pm GMT on February 18, 2022. The replay of the webcast will be available through March 18, 2022.

Conference call and webcast details are available at the following link:

https://investor.ritchiebros.com

Ritchie Bros.	5

About Ritchie Bros.

Established in 1958, Ritchie Bros. (NYSE and TSX: RBA) is a world leader in asset management technologies and disposition of commercial assets. We offer customers end-to-end solutions for buying and selling used heavy equipment, trucks, and other assets. Operating in a number of sectors, including construction, transportation, agriculture, energy, oil and gas, mining, and forestry, the company’s selling channels include: Ritchie Bros. Auctioneers, the world’s largest industrial auctioneer offers live auction events with online bidding; IronPlanet, an online marketplace with featured weekly auctions and providing the exclusive IronClad Assurance® equipment condition certification; Marketplace-E, a controlled marketplace offering multiple price and timing options; Mascus, a leading European online equipment listing service; Rouse, a leader in market intelligence on sales and rental equipment data; SmartEquip, an innovative technology platform offering equipment lifecycle support and part procurement; and Ritchie Bros. Private Treaty, offering privately negotiated sales. Our suite of multichannel sales solutions also includes RB Asset Solutions, a complete end-to-end asset management and disposition system. We also offer sector-specific solutions including GovPlanet, TruckPlanet, and Kruse Energy Auctioneers, plus equipment financing and leasing through Ritchie Bros. Financial Services. For more information about Ritchie Bros., visit RitchieBros.com.

Forward-looking Statements

This news release contains forward-looking statements and forward-looking information within the meaning of applicable U.S. and Canadian securities legislation (collectively, “forward-looking statements”), including, in particular, statements regarding future financial and operational results, including future auctions and estimated GTV thereof, and growth and value prospects and payment of dividends. Forward-looking statements are statements that are not historical facts and are generally, although not always, identified by words such as “expect”, “plan”, “anticipate”, “project”, “target”, “potential”, “schedule”, “forecast”, “budget”, “estimate”, “intend”, or “believe” and similar expressions or their negative connotations, or statements that events or conditions “will”, “would”, “may”, “could”, “should”, or “might” occur. All such forward-looking statements are based on the opinions and estimates of management as of the date such statements are made. Forward-looking statements necessarily involve assumptions, risks and uncertainties, certain of which are beyond the Company’s control, including the duration and impact of the COVID-19 pandemic on the Company’s operations, the operations of customers, and general economic conditions; the numerous factors that influence the supply of and demand for used equipment; economic and other conditions in local, regional and global sectors; the Company’s ability to successfully integrate acquired companies, and to receive the anticipated benefits of such acquisitions; and the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which are available on the SEC, SEDAR, and Company websites. The foregoing list is not exhaustive of the factors that may affect the Company’s forward-looking statements. There can be no assurance that forward-looking statements will prove to be accurate, and actual results may differ materially from those expressed in, or implied by, these forward-looking statements. Forward looking statements are made as of the date of this news release and the Company does not undertake any obligation to update the information contained herein unless required by applicable securities legislation. For the reasons set forth above, you should not place undue reliance on forward looking statements.

Ritchie Bros.	6

GTV and Selected Condensed Consolidated Financial Information

GTV and Condensed Consolidated Income Statements – Fourth Quarter

(Expressed in thousands of United States dollars, except share, per share amounts and percentages)

(Unaudited)

(in U.S. $000's, except EPS)	Three months ended December 31,			Year ended December 31,
			% Change			% Change
	2021	2020	2021 over 2020	2021	2020	2020 over 2019
GTV	$1,461,492	$1,448,832	1%	$5,533,931	$5,411,218	2%
Revenues:
Service revenues	$244,788	$231,655	6%	$917,759	$871,596	5%
Inventory sales revenue	114,585	151,758	(24)%	499,212	505,664	(1)%
Total revenues	359,373	383,413	(6)%	1,416,971	1,377,260	3%
Operating expenses:
Costs of services	38,756	39,270	(1)%	146,862	157,296	(7)%
Cost of inventory sold	103,159	137,322	(25)%	447,921	458,293	(2)%
Selling, general and administration expenses	128,124	108,318	18%	464,599	417,523	11%
Acquisition-related costs	13,971	6,014	132%	30,197	6,014	402%
Depreciation and amortization expenses	22,977	19,337	19%	87,889	74,921	17%
Gain on disposition of property, plant and equipment	(125)	(22)	468%	(1,436)	(1,559)	(8)%
Foreign exchange (gain) loss	4	282	(99)%	792	1,612	(51)%
Total operating expenses	306,866	310,521	(1)%	1,176,824	1,114,100	6%
Operating income	52,507	72,892	(28)%	240,147	263,160	(9)%
Interest expense	(10,373)	(8,767)	18%	(36,993)	(35,568)	4%
Change in fair value of derivatives, net	(1,248)	—	—%	(1,248)	—	(100)%
Other income, net	527	1,583	(67)%	3,326	8,296	(60)%
Income before income taxes	41,413	65,708	(37)%	205,232	235,888	(13)%
Income tax expense	10,837	16,789	(35)%	53,378	65,530	(19)%
Net income	$30,576	$48,919	(37)%	$151,854	$170,358	(11)%
Net income attributable to:
Stockholders	$30,595	$48,856	(37)%	$151,868	$170,095	(11)%
Non-controlling interests	(19)	63	(130)%	(14)	263	(105)%
	$30,576	$48,919	(37)%	$151,854	$170,358	(11)%
Earnings per share attributable to stockholders:
Basic	$0.28	$0.45	(38)%	$1.38	$1.56	(12)%
Diluted	$0.27	$0.44	(39)%	$1.36	$1.54	(12)%
Weighted average number of share outstanding:
Basic	110,558,905	109,553,256	1%	110,315,782	109,054,493	1%
Diluted	111,620,283	111,058,161	1%	111,405,674	110,310,984	1%

Ritchie Bros.	7

Condensed Consolidated Balance Sheets

(Expressed in thousands of United States dollars, except share data)

(Unaudited)

Year ended December 31,	2021	2020

Assets
Cash and cash equivalents	$326,113	$278,766
Restricted cash	102,875	28,129
Trade and other receivables	150,895	135,001
Less: allowance for credit losses	(4,396)	(5,467)
Inventory	102,494	86,278
Other current assets	64,346	27,274
Income taxes receivable	19,895	6,797
Total current assets	762,222	556,778

Restricted cash	933,464	—
Property, plant and equipment	449,087	492,127
Other non-current assets	142,504	147,608
Intangible assets	350,516	300,948
Goodwill	947,715	840,610
Deferred tax assets	7,406	13,458
Total assets	$3,592,914	$2,351,529

Liabilities and Equity
Auction proceeds payable	$292,789	$214,254
Trade and other liabilities	280,308	243,786
Income taxes payable	5,677	17,032
Short-term debt	6,147	29,145
Current portion of long-term debt	3,498	10,360
Total current liabilities	588,419	514,577

Long-term debt	1,733,940	626,288
Other non-current liabilities	147,260	153,000
Deferred tax liabilities	52,232	45,265
Total liabilities	2,521,851	1,339,130

Commitments and Contingencies
Stockholders' equity:
Share capital:
Common stock; no par value, unlimited shares
authorized, issued and outstanding shares:
110,618,049 (December 31, 2020: 109,876,428)	227,504	200,451
Additional paid-in capital	59,535	49,171
Retained earnings	839,609	791,918
Accumulated other comprehensive loss	(55,973)	(34,295)
Stockholders' equity	1,070,675	1,007,245
Non-controlling interest	388	5,154
Total stockholders' equity	1,071,063	1,012,399
Total liabilities and equity	$3,592,914	$2,351,529

Ritchie Bros.	8

Condensed Consolidated Statements of Cash Flows

(Expressed in thousands of United States dollars)

(Unaudited)

Year ended December 31,	2021	2020	2019
Cash provided by (used in):
Operating activities:
Net income	$151,854	$170,358	$149,140
Adjustments for items not affecting cash:
Depreciation and amortization expenses	87,889	74,921	70,501
Share-based payments expense	31,335	16,552	12,744
Deferred income tax expense	3,859	9,152	8,826
Unrealized foreign exchange (gain) loss	(107)	2,453	(3,058)
Gain on disposition of property, plant and equipment	(1,436)	(1,559)	(1,107)
Amortization of debt issuance costs	2,926	3,123	4,086
Amortization of right-of-use assets	12,832	12,240	12,280
Gain on contingent consideration from equity investment	—	(1,700)	—
Change in fair value of derivatives	1,248	—	—
Other, net	2,752	1,466	2,779
Net changes in operating assets and liabilities	24,434	(29,134)	76,602
Net cash provided by operating activities	317,586	257,872	332,793
Investing activities:
Acquisitions, net of cash acquired	(170,976)	(250,039)	—
Property, plant and equipment additions	(9,816)	(14,263)	(13,589)
Proceeds on disposition of property, plant and equipment	1,911	16,385	5,929
Intangible asset additions	(33,671)	(28,873)	(27,415)
Issuance of loans receivable	(2,622)	(9,071)	—
Repayment of loans receivable	1,108	3,227	—
Distribution from equity investment	—	4,212	—
Proceeds on contingent consideration from equity investment	—	1,700	—
Other, net	—	—	(982)
Net cash used in investing activities	(214,066)	(276,722)	(36,057)
Financing activities:
Share repurchase	—	(53,170)	(42,012)
Dividends paid to stockholders	(103,797)	(91,737)	(82,535)
Acquisition of remaining interest in NCI	(5,556)	—	—
Dividends paid to non-controlling interests	(104)	(320)	—
Proceeds from exercise of options and share option plans	16,250	44,128	41,094
Payment of withholding taxes on issuance of shares	(9,283)	(6,656)	(5,260)
Net increase (decrease) in short-term debt	(21,608)	21,431	(15,515)
Proceeds from long-term debt	1,106,957	—	—
Repayment of long-term debt	(5,328)	(13,711)	(76,282)
Debt issue costs	(5,655)	(2,038)	—
Repayment of finance lease obligations	(10,968)	(9,388)	(6,708)
Net cash used in financing activities	960,908	(111,461)	(187,218)
Effect of changes in foreign currency rates on cash, cash equivalents, and restricted cash	(8,871)	16,950	5,171
Increase	1,055,557	(113,361)	114,689
Beginning of period	306,895	420,256	305,567
Cash, cash equivalents, and restricted cash, end of period	$1,362,452	$306,895	$420,256

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Selected Data

(Unaudited)

Total auction metrics

	Three months ended December 31,			Year ended December 31,
			% Change			% Change
	2021	2020	2021 over 2020	2021	2020	2021 over 2020
Bids per lot sold *	29	23	26%	28	24	17%
Total lots sold *	121,081	151,108	(20)%	493,371	543,342	(9)%

* Management reviews industrial equipment auction metrics excluding GovPlanet; as a result, GovPlanet business metrics are excluded from these metrics

Non-GAAP Measures

This news release references non-GAAP measures. Non-GAAP measures do not have a standardized meaning and are, therefore, unlikely to be comparable to similar measures presented by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with GAAP. Non-GAAP financial measures referred to in this report are labeled as “non-GAAP measure” or designated as such with an asterisk (*).

Non-GAAP Adjusted Operating Income* Reconciliation

We believe that non-GAAP adjusted operating income* provides useful information about the growth or decline of our operating income for the relevant financial period and eliminates the financial impact of adjusting items we do not consider to be part of our normal operating results.

Non-GAAP adjusting operating income* eliminates the financial impact of adjusting items which are significant recurring and non-recurring items that we do not consider to be part of our normal operating results, such as share-based payments expense, acquisition-related costs, amortization of acquired intangible assets, management reorganization costs, and certain other items, which the Company refers to as ‘adjusting items’.

In 2021, we updated the calculation of non-GAAP adjusted operating income* to add-back share-based payments expense, all acquisition-related costs (including any share-based continuing employment costs recognized in acquisition-related costs), amortization of acquired intangible assets, and gain or loss on disposition of property, plant and equipment. We have also adjusted for certain non-recurring advisory, legal and restructuring costs and the change in fair value of derivatives. These adjustments in 2021 have been applied retrospectively to all periods presented, as applicable.

The following table reconciles non-GAAP adjusted operating income* to operating income, which is the most directly comparable GAAP measure in our consolidated income statements.

	Three months ended December 31,			Year ended December 31,
			% Change			% Change
(in U.S. $000's, except percentages)	2021	2020	2021 over 2020	2021	2020	2021 over 2020
Operating income	$52,507	$72,894	(28)%	$240,147	$263,160	(9)%
Share-based payments expense	6,160	4,553	35%	23,107	21,882	6%
Acquisition-related costs	13,971	6,014	132%	30,197	6,014	402%
Amortization of acquired intangible assets	7,895	5,622	40%	27,960	21,098	33%
Gain on disposition of property, plant and equipment	(125)	(23)	443%	(1,436)	(1,559)	(8)%
Non-recurring advisory, legal and restructuring costs	2,577	—	100%	3,497	3,919	(11)%
Non-GAAP adjusted operating income*	$82,985	$89,060	(7)%	$323,472	$314,514	3%

(1)	Please refer to pages 13-14 for a summary of adjusting items during the three months and year ended December 31, 2021 and December 31, 2020.
(2)	Non-GAAP adjusted operating income* represents operating income excluding the effects of adjusting items.
(3)	Non-recurring advisory, legal and restructuring costs include $1.4 million of terminated and ongoing transaction and legal costs relating to mergers and acquisition activity during the three months and year ended December 31, 2021, $0.7 million and $1.6 million of SOX remediation costs relating to our efforts to remediate the material weaknesses identified in 2020 during the three months and year ended December 31, 2021 respectively, and $0.5 million of advisory costs relating to a cybersecurity incident detected in Q4 2021 during the three months and year ended December 31, 2021. In addition, we have reclassified severance costs incurred in 2020 as non-recurring advisory, legal and restructuring costs.

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Non-GAAP Adjusted Net Income Attributable to Stockholders* and Non-GAAP Diluted Adjusted EPS Attributable to Stockholders* Reconciliation
The Company believes that non-GAAP adjusted net income attributable to stockholders* provides useful information about the growth or decline of the net income attributable to stockholders for the relevant financial period and eliminates the financial impact of adjusting items the Company does not consider to be part of the normal operating results. Non-GAAP diluted adjusted EPS attributable to stockholders* eliminates the financial impact of adjusting items which are after-tax effects of significant recurring and non-recurring items that the Company does not consider to be part of the normal operating results, such as share-based payments expense, acquisition-related costs, amortization of acquired intangible assets, management reorganization costs, and certain other items, which the Company refers to as ‘adjusting items’.

In 2021, the Company updated the calculation of non-GAAP diluted adjusted EPS attributable to stockholders* to add-back share-based payments expense and all acquisition-related costs (including any share-based continuing employment costs recognized in acquisition-related costs), amortization of acquired intangible assets, and gain or loss on disposition of property, plant and equipment. We have also adjusted for certain non-recurring advisory, legal and restructuring costs and the change in fair value of derivatives. These adjustments in 2021 have been applied retrospectively to all periods presented, as applicable.

The following table reconciles non-GAAP adjusted net income attributable to stockholders* and non-GAAP diluted adjusted EPS attributable to stockholders* to net income attributable to stockholders and diluted EPS attributable to stockholders, which are the most directly comparable GAAP measures in the consolidated income statements.

(in U.S. $000's, except share and per share data, and percentages)	Three months ended December 31,			Year ended December 31,
			% Change			% Change
	2021	2020	2021 over 2020	2021	2020	2021 over 2020
Net income attributable to stockholders	$30,595	$48,856	(37)%	$151,868	$170,095	(11)%
Share-based payments expense	6,160	4,553	35%	23,107	21,882	6%
Acquisition-related costs	13,971	6,014	132%	30,197	6,014	402%
Amortization of acquired intangible assets	7,895	5,622	40%	27,960	21,098	33%
Gain on disposition of property, plant and equipment	(125)	(22)	468%	(1,436)	(1,559)	(8)%
Change in fair value of derivatives	1,248	—	100%	1,248	—	100%
Non-recurring advisory, legal and restructuring costs	2,577	—	100%	3,497	3,919	(11)%
Related tax effects of the above	(6,536)	(6,155)	6%	(20,334)	(20,544)	(1)%
Change in uncertain tax provision - tax effect	—	1,527	(100)%	—	7,755	(100)%
Non-GAAP adjusted net income attributable to stockholders*	$55,785	$60,395	(8)%	$216,107	$208,660	4%
Weighted average number of dilutive shares outstanding	111,620,283	111,058,161	1%	111,405,674	110,310,984	1%

Diluted earnings per share attributable to stockholders	$0.27	$0.44	(39)%	$1.36	$1.54	(12)%
Non-GAAP diluted adjusted EPS attributable to Stockholders*	$0.50	$0.54	(7)%	$1.94	$1.89	3%

(1) Please refer to pages 13-14 for a summary of adjusting items for the three months and year ended December 31, 2021 and December 31, 2020.

(2) Non-GAAP adjusted net income attributable to stockholders* represents net income attributable to stockholders, excluding the effects of adjusting items.

(3) Non-GAAP diluted adjusted EPS attributable to stockholders* is calculated by dividing non-GAAP adjusted net income attributable to stockholders*, net of the effect of dilutive securities, by the weighted average number of dilutive shares outstanding.

(4)	Non-recurring advisory, legal and restructuring costs include $1.4 million of terminated and ongoing transaction and legal costs relating to mergers and acquisition activity during the three months and year ended December 31, 2021, $0.7 million and $1.6 million of SOX remediation costs relating to our efforts to remediate the material weaknesses identified in 2020 during the three months and year ended December 31, 2021 respectively, and $0.5 million of advisory costs relating to a cybersecurity incident detected in Q4 2021 during the three months and year ended December 31, 2021. In addition, we have reclassified severance costs incurred in 2020 as non-recurring advisory, legal and restructuring costs.

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Non-GAAP Adjusted EBITDA*

The Company believes non-GAAP adjusted EBITDA* provides useful information about the growth or decline of our net income when compared between different financial periods. The Company uses non-GAAP adjusted EBITDA as a key performance measure because we believe it facilitates operating performance comparisons from period to period.

In 2021, the Company updated the calculation of non-GAAP adjusted EBITDA* to add-back share-based payments expense and all acquisition-related costs (including any share-based continuing employment costs recognized in acquisition-related costs), and gain or loss on disposition of property, plant and equipment. We have also adjusted for certain non-recurring advisory, legal and restructuring costs and the change in fair value of derivatives. These adjustments in 2021 have been applied retrospectively to all periods presented, as applicable.

The following table reconciles non-GAAP adjusted EBITDA* to net income, which is the most directly comparable GAAP measure in, or calculated from, our consolidated income statements:

(in U.S. $000's, except percentages)	Three months ended December 31,			Year ended December 31,
			% Change			% Change
	2021	2020	2021 over 2020	2021	2020	2021 over 2020
Net income	$30,576	$48,920	(37)%	$151,854	$170,358	(11)%
Add: depreciation and amortization expenses	22,977	19,335	19%	87,889	74,921	17%
Add: interest expense	10,373	8,767	18%	36,993	35,568	4%
Less: interest income	(392)	(563)	(30)%	(1,402)	(2,338)	(40)%
Add: income tax expense	10,837	16,789	(35)%	53,378	65,530	(19)%
EBITDA	74,371	93,248	(20)%	328,712	344,039	(4)%
Share-based payments expense	6,160	4,553	35%	23,106	21,882	6%
Acquisition-related costs	13,971	6,014	132%	30,197	6,014	402%
Gain on disposition of property, plant and equipment	(125)	(23)	443%	(1,436)	(1,559)	(8)%
Change in fair value of derivatives	1,248	—	100%	1,248	—	100%
Non-recurring advisory, legal and restructuring costs	2,577	—	100%	3,497	3,919	(11)%
Non-GAAP adjusted EBITDA*	$98,202	$103,792	(5)%	$385,324	$374,295	3%

(1)	Please refer to pages 13-14 for a summary of adjusting items during the three months and year ended December 31, 2021 and December 31, 2020.
(2)	Non-GAAP adjusted EBITDA* is calculated by adding back depreciation and amortization expenses, interest expense, income tax expense, and subtracting interest income from net income, as well as adding back share-based payments expense, acquisition-related costs, and excluding the effects of any non-recurring or unusual adjusting items.
(3)	Non-recurring advisory, legal and restructuring costs include $1.4 million of terminated and ongoing transaction and legal costs relating to mergers and acquisition activity during the three months and year ended December 31, 2021, $0.7 million and $1.6 million of SOX remediation costs relating to our efforts to remediate the material weaknesses identified in 2020 during the three months and year ended December 31, 2021 respectively, and $0.5 million of advisory costs relating to a cybersecurity incident detected in Q4 2021 during the three months and year ended December 31, 2021. In addition, we have reclassified severance costs incurred in 2020 as non-recurring advisory, legal and restructuring costs.

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Adjusting Items Non-GAAP Measures

In 2021, the Company began adjusting for the following items that we do not consider to be part of our normal operating results. These adjustments in 2021 have been applied retrospectively to all periods presented.

The following describes the nature of these adjusting items recognized:

●	Share-based payments expense - includes stock option compensation expense, and compensation expense for equity classified share units, liability classified share units, and employer contributions related to our employee share purchase plan.
●	Amortization of acquired intangible assets – includes amortization of all intangible assets acquired primarily from the acquisitions of IronPlanet, Rouse and Mascus.
●	Gain or loss on disposition of property, plant and equipment – includes any gain or loss recognized for the difference between the sales proceeds and the carrying amount of the disposed property, plant and equipment.

The following are additional adjusting items which the Company does not consider to be part of its normal operating results.

Additional adjusting items for the year ended December 31, 2021:

Recognized in the fourth quarter of 2021

●	$14.0 million ($11.6 million after tax, or $0.10 per diluted share) of acquisition-related costs related to the acquisitions of Rouse, SmartEquip and the proposed acquisition of Euro Auctions.
●	$1.2 million ($1.1 million after tax, or $0.01 per diluted share) loss due to the change in fair value of derivatives to manage our exposure to foreign currency exchange rate fluctuations on the purchase consideration for the proposed acquisition of Euro Auctions.
●	$2.6 million ($1.9 million after tax, or $0.01 per diluted share) of non-recurring advisory, legal and restructuring costs which include $1.4 million ($1.0 million after tax, or $0.01 per diluted share) of terminated and ongoing transaction and legal costs relating to mergers and acquisition activity, $0.7 million ($0.5 million after tax, or $0.00 per diluted share) of SOX remediation costs relating to our efforts to remediate the material weaknesses identified in 2020, and $0.5 million ($0.4 million after tax, or $0.00 per diluted share) of advisory costs relating to a cybersecurity incident detected in Q4 2021.

Recognized in the third quarter of 2021

●	$10.3 million ($8.3 million after tax, or $0.07 per diluted share) of acquisition-related costs related to the acquisitions of Rouse, Euro Auctions and SmartEquip.
●	$0.7 million ($0.5 million after tax, or $0.00 per diluted share) of non-recurring advisory, legal and restructuring costs related to SOX remediation costs relating to our efforts to remediate the material weaknesses identified in 2020, which has been retrospectively applied to Q3 2021.

Recognized in the second quarter of 2021

●	$0.2 million ($0.2 million after tax, or $0.00 per diluted share) of non-recurring advisory, legal and restructuring costs related to SOX remediation costs relating to our efforts to remediate the material weaknesses identified in 2020, which has been retrospectively applied to Q2 2021.

Recognized in the first quarter of 2021

●	There were no adjusting items recognized in the first quarter of 2021.

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Recognized in the fourth quarter of 2020

●	$5.2 million ($3.9 million after tax, or $0.04 per diluted share) of acquisition-related costs related to the acquisition of Rouse.
●	$1.5 million ($0.01 per diluted share) of current income tax expense recognized related to an unfavourable adjustment to reflect final regulations published in Q2 2020 regarding hybrid financing arrangements.

Recognized in the third quarter of 2020

●	$4.3 million ($3.2 million after tax, or $0.03 per diluted share) of severance costs related to the realignment of leadership to support the new global operations organization, in line with strategic growth priorities led by the new CEO, of which $364,000 has been retrospectively recognized within share-based payments expense as an adjusting item. These severance costs were reclassified to non-recurring advisory, legal and restructuring costs in 2021.

Recognized in the second quarter of 2020

●	$6.2 million ($0.06 per diluted share) tax expense related to an unfavourable adjustment to reflect final regulations published regarding hybrid financing arrangements, of which $0.8 million relates to current income tax expense.

Recognized in the first quarter of 2020

●	There were no adjusting items recognized in the first quarter of 2020.

For further information, please contact:

Sameer Rathod | Vice President, Investor Relations and Market Intelligence

Phone: 1.510.381.7584 | Email: srathod@ritchiebros.com

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